CONFORMED COPY

Dated 7 February 2002

ECOLAB INC.

and

JPMORGAN CHASE BANK, LONDON BRANCH

TRUST DEED

constituting

€300,000,000

5.375% Notes due 2007

LINKLATERS

& ALLIANCE

LINKLATERS

Ref : AMS/LZH

This Trust Deed is made on 7 February 2002 between:

(1)           ECOLAB INC. (the “Issuer”) and

(2)                                 JPMORGAN CHASE BANK, LONDON BRANCH (the “Trustee”, which expression, where the context so admits,  includes any other trustee for the time being of this Trust Deed).

Whereas:

(A)                              The Issuer, a company incorporated in the State of Delaware, has authorised the issue of €300,000,000 5.375% Notes due 2007 to be constituted by this Trust Deed.

(B)           The Trustee has agreed to act as trustee of this Trust Deed on the following terms and conditions.

This Deed witnesses and it is declared as follows:

1              Interpretation

1.1          Definitions: The following expressions have the following meanings:

                                                “Authorised Officer” means, with respect to the Issuer, the Chief Executive Officer, the President, the Chief Financial Officer and the Treasurer from time to time

“Conditions” means the terms and conditions set out in Schedule 1 as from time to time modified in accordance with this Trust Deed  and, with respect to any Notes represented by the Global Note, as modified by the provisions of the Global Note.  Any reference to a particularly numbered Condition shall be construed accordingly

“Couponholder” means the holder of a Coupon

“Coupons” means the bearer coupons relating to the Notes or, as the context may require, a specific number of them and includes any replacement Coupons issued pursuant to the Conditions

“Event of Default” means an event described in Condition 8

“Extraordinary Resolution” has the meaning set out in Schedule 3

“Global Note” means the Temporary Global Note and the Permanent Global Note

“Noteholder” means the holder of a Note

“Notes” means bearer Notes substantially in the form set out in Schedule 1 comprising the €300,000,000 5.375% Notes due 2007 constituted by this Trust Deed and for the time being outstanding or, as the context may require, a specific number of them and includes any replacement Notes issued pursuant to the Conditions and (except for the purposes of Clause 3.1) the Temporary Global Note and the Permanent Global Note

“outstanding” means, in relation to the Notes, all the Notes issued except (a) those which have been redeemed in accordance with the  Conditions, (b) those in respect of which the date for redemption has occurred and the redemption moneys (including all interest accrued on such Notes to the date for such redemption and any interest payable under the Conditions after such date) have been duly paid to the Trustee or to the Principal Paying Agent as provided in Clause 2 and remain available for payment against presentation and surrender of Notes and/or Coupons, as the case may be, (c) those which have become void, (d) those which have been purchased and cancelled as provided in the Conditions, (e) those mutilated or defaced Notes which have been surrendered in exchange for replacement Notes, (f) (for the purpose only of determining how many Notes are outstanding and without prejudice to their status for any other purpose) those Notes alleged to have been lost, stolen or destroyed and in respect of which replacement Notes have been issued, and (g) the Temporary Global Note to the extent that it shall have been exchanged for the Permanent Global Note pursuant to its provisions and the Permanent Global Note to the extent that it shall have been exchanged for definitive Notes pursuant to its provisions provided that for the purposes of (1) ascertaining the right to attend and vote at any meeting of the Noteholders, (2) the determination of how many Notes are outstanding for the purposes of Conditions 8 and 11 and Schedule 3 and (3) the exercise of any discretion, power or authority which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Noteholders Notes which are beneficially held by or on behalf of the Issuer or any of its Subsidiaries and not cancelled shall (unless no longer so held) be deemed not to remain outstanding

“Paying Agency Agreement” means the agreement referred to as such in the Conditions, as altered from time to time, and includes any other agreements approved in writing by the Trustee appointing Successor Paying Agents or altering any such agreements

“Paying Agents” means the banks (including the Principal Paying Agent) referred to as such in the Conditions or any Successor Paying Agents in each case at their respective specified offices

“Permanent Global Note” means the permanent global Note which will represent the Notes after exchange of the Temporary Global Note substantially in the form set out in Part 2 of Schedule 2

“Potential Event of Default” means an event or circumstance which could with the giving of notice, lapse of time, issue of a certificate and/or fulfilment of any other requirement provided for in Condition 8 become an Event of Default

“Principal Paying Agent” means the bank named as such in the Conditions or any Successor Principal Paying Agent

“specified office” means, in relation to a Paying Agent, the office identified with its name at the end of the Conditions or any other office approved by the Trustee and notified to Noteholders pursuant to Clause 6.10

“Subsidiary” means (except in Clause 5.3) any corporation of which the Issuer directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the board of directors of such corporation

“Successor” means, in relation to the Paying Agents, such other or further person as may from time to time be appointed by the Issuer as a Paying Agent with the prior written approval of, and on terms approved in writing by, the Trustee and notice of whose appointment is given to Noteholders pursuant to Clause 6.10

“Temporary Global Note” means the temporary global Note which will represent the Notes on issue substantially in the form set out in Part 1 of Schedule 2

“this Trust Deed” means this Trust Deed (as from time to time altered in accordance with this Trust Deed) and any other document executed in accordance with this Trust Deed (as from time to time so altered) and expressed to be supplemental to this Trust Deed

“trust corporation” means a trust corporation (as defined in the Law of Property Act 1925) or a corporation entitled to act as a trustee pursuant to applicable foreign legislation relating to trustees

1.2          Construction of Certain References: References to:

1.2.1       costs, charges, remuneration or expenses include any value added, turnover or similar tax charged in respect thereof

1.2.2                     “dollars” and “U.S.$” are to the lawful currency for the time being of the United States of America and to “euro”  and “€” are to the single currency introduced in January 1999 pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union and

1.2.3                     an action, remedy or method of judicial proceedings for the enforcement of creditors’ rights include references to the  action, remedy or method of judicial proceedings in jurisdictions other than England as shall most nearly approximate thereto.

1.3          Headings: Headings shall be ignored in construing this Trust Deed.

1.4          Schedules: The Schedules are part of this Trust Deed and have effect accordingly.

1.5                               Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Trust Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Trust Deed except and to the extent (if any) that this  Trust Deed expressly provides for such Act to apply to any of its terms.

2              Amount of the Notes and Covenant to Pay

2.1          Amount of the Notes: The aggregate principal amount of the Notes is limited to €300,000,000.

2.2                               Covenant to pay: The Issuer will on any date when any Notes become due to be redeemed unconditionally pay to or to theorder of the Trustee in euro in same day funds the principal amount of the Notes becoming due for redemption on that date and will (subject to the Conditions) until such payment (both before and after judgment) unconditionally so pay to or to the order of the Trustee interest on the principal amount of the Notes outstanding as set out in the Conditions (subject to Clause 2.5) provided that (1) payment of any sum due in respect of the Notes made to the Principal Paying Agent as provided in the Paying Agency Agreement shall, to that extent, satisfy such obligation except to the extent that there is failure in its subsequent payment to the relevant Noteholders or Couponholders under the Conditions and (2) a payment made after the due date or pursuant to Condition 8 will be deemed to have been made when the full amount due has been received by the Principal Paying Agent or the Trustee and notice to that effect has been given to the Noteholders (if required under Clause 6.8), except to the extent that there is failure in its subsequent payment to the relevant Noteholders or Couponholders under the Conditions.  The Trustee will hold the benefit of this covenant on trust for the Noteholders and Couponholders.

2.3                               Discharge: Subject to Clause 2.4, any payment to be made in respect of the Notes or the Coupons by the Issuer or the Trustee may be made as provided in the Conditions and any payment so made will (subject to Clause 2.4) to that extent be a good discharge to the Issuer or the Trustee, as the case may be.

2.4                               Payment after a Default: At any time after an Event of Default or a Potential Event of Default has occurred the Trustee may:

2.4.1                     by notice in writing to the Issuer and the Paying Agents, require the Paying Agents, until notified by the Trustee to the contrary, so far as permitted by applicable law:

(i)                                     to act as Paying Agents of the Trustee under this Trust Deed and the Notes on the terms of the Paying  Agency Agreement (with consequential amendments as necessary and except that the Trustee’s liability for the  indemnification, remuneration and expenses of the Paying Agents will be limited to the amounts for the time being  held by the Trustee in respect of the Notes on the terms of this Trust Deed) and thereafter to hold all Notes and  Coupons and all moneys, documents and records held by them in respect of Notes and Coupons to the order of the  Trustee or

(ii)                                  to deliver all Notes and Coupons and all moneys, documents and records held by them in respect of the  Notes and Coupons to the Trustee or as the Trustee directs in such notice and

2.4.2                     by notice in writing to the Issuer require it to make all subsequent payments in respect of the Notes and Coupons to or to the order of the Trustee and not to the Principal Paying Agent.

3              Form of the Notes

3.1                               The Global Note: The Notes will initially be represented by the Temporary Global Note in the principal amount of €300,000,000. Interests in the Temporary Global Note will be exchangeable for the Permanent Global Note as set out in the Temporary Global Note. The Permanent Global Note will be exchangeable for definitive Notes as set out in the Permanent Global Note.

3.2                               The Definitive Notes: The definitive Notes and the Coupons will be security printed in accordance with applicable legal and stock exchange requirements substantially in the forms set out in Schedule 1. The Notes will be endorsed with the Conditions.

3.3                               Signature: The Notes and the Coupons will be signed manually or in facsimile by a duly authorised officer of the Issuer and the Notes will be authenticated by or on behalf of the Principal Paying Agent. The Issuer may use the facsimile signature of a person who at the date of this Trust Deed is such a duly authorised officer of the Issuer even if at the time of issue of any Notes or Coupons he no longer holds that office. Notes and Coupons so executed and authenticated will be binding and valid obligations of the Issuer.

4              Stamp Duties and Taxes

4.1                               Stamp Duties: The Issuer will pay any stamp, issue, documentary or other taxes and duties, including interest and penalties, payable in the United States, Belgium, Luxembourg and the United Kingdom in respect of the creation, issue and offering of the Notes and the Coupons and the execution or delivery of this Trust Deed. The Issuer will also indemnify the Trustee, the Noteholders and the Couponholders from and against all stamp, issue, documentary or other taxes paid by any of them in any jurisdiction in connection with any action taken by or on behalf of the Trustee or, as the case may be, the Noteholders or the Couponholders to enforce the Issuer’s obligations under this Trust Deed, the Notes or the Coupons.

4.2                               Change of Taxing Jurisdiction: If the Issuer becomes subject generally to the taxing jurisdiction of a territory or a taxing authority of or in that territory with power to tax other than or in addition to the United States or any such authority of or in such territory then the Issuer will (unless the Trustee otherwise agrees) give the Trustee an undertaking satisfactory to the Trustee in terms corresponding to the terms of Condition 7 with the substitution for, or (as the case may require) the addition to, the references in that Condition to the United States of references to that other or additional territory or authority to whose taxing jurisdiction the Issuer has become so subject. In such event this Trust Deed, the Notes and the Coupons will be read accordingly.

5              Application of Moneys Received by the Trustee

5.1                               Declaration of Trust: All moneys received by the Trustee in respect of the Notes or amounts payable under this Trust Deed will, despite any appropriation of all or part of them by the Issuer, be held by the Trustee on trust to apply them (subject to Clause 5.2):

first, in payment of all costs, charges, expenses and liabilities properly incurred by the Trustee (including remuneration payable to it) in carrying out its functions under this Trust Deed secondly, in payment of any amounts owing in respect of the Notes or Coupons pari passu and rateably and thirdly, in payment of any balance to the Issuer for itself.

If the Trustee holds any moneys in respect of Notes or Coupons which have become void, the Trustee will hold them on these trusts.

5.2                               Accumulation: If the amount of the moneys at any time available for payment in respect of the Notes under Clause 5.1 is less than 10 per cent of the principal amount of the Notes then outstanding, the Trustee may, at its discretion, invest such moneys. The Trustee may retain such investments and accumulate the resulting income until the investments and the accumulations, together with any other funds for the time being under its control and available for such payment, amount to at least 10 per cent of the principal amount of the Notes then outstanding and then such investments, accumulations and funds (after deduction of, or provision for, any applicable taxes) will be applied as specified in Clause 5.1.

5.3                               Investment: Moneys held by the Trustee may be invested in its name or under its control in any investments or other assets anywhere whether or not they produce income or deposited in its name or under its control at such bank or other financial institution in such currency as the Trustee may, in its absolute discretion, think fit. If that bank or institution is the Trustee or a subsidiary, holding or associated company of the Trustee, it need only account for an amount of interest equal to the standard amount of interest payable by it on such a deposit to an independent customer. The Trustee may at any time vary or transpose any such investments or assets or convert any moneys so deposited into any other currency, and will not be responsible for any resulting loss, whether by depreciation in value, change in exchange rates or otherwise.

6              Covenants

So long as any Note is outstanding, the Issuer will:

6.1                               Books of Account: keep, and procure that its Subsidiaries keep, proper books of account and, at any time after an Event of Default or Potential Event of Default has occurred or if the Trustee believes that such an event has occurred, so far as permitted by applicable law, allow, and procure that each such subsidiary will allow, the Trustee and anyone appointed by it to whom the Issuer and/or the relevant subsidiary has no reasonable objection, access to its books of account at all reasonable times during normal business hours

6.2                               Notice of Events of Default: notify the Trustee in writing immediately on becoming aware of the occurrence of any Event of Default or Potential Event of Default

6.3                               Information: so far as permitted by applicable law, give the Trustee such information as it requires (having regard to the interests of Noteholders) to perform its functions

6.4                               Financial Statements etc.: send to the Trustee at the time of their issue and in the case of annual financial statements in any event within 180 days of the end of each financial year three copies in English of every balance sheet, profit and loss account, report or other notice, statement or circular issued, or which legally or contractually should be issued, to the members or creditors (or any class of them) of the Issuer or any holding company thereof generally in their capacity as such

6.5                               Certificate of Authorised Officer: send to the Trustee, within 14 days of its annual audited financial statements being made available to its members, and also within 14 days of any request by the Trustee a certificate of the Issuer signed by any Authorised Officer of the Issuer that, having made all reasonable enquiries, to the best of the knowledge, information and belief of the Issuer as at a date (the “Certification Date”) not more than five days before the date of the certificate no Event of Default or Potential Event of Default or other breach of this Trust Deed had occurred since the Certification Date of the last such certificate or (if none) the date of this Trust Deed or, if such an event had occurred, giving details of it

6.6                               Notices to Noteholders: send to the Trustee the form of each notice to be given to Noteholders and, once given, two copies of each such notice, such notice to be in a form approved by the Trustee

6.7                               Further Acts: so far as permitted by applicable law, do such further things as may be necessary in the opinion of the Trustee to give effect to this Trust Deed

6.8                               Notice of late payment: forthwith upon request by the Trustee give notice to the Noteholders of any unconditional payment to the Principal Paying Agent or the Trustee of any sum due in respect of the Notes or Coupons made after the due date for such payment

6.9                               Listing: use all reasonable endeavours to maintain the listing of the Notes on the Luxembourg Stock Exchange but, if it is unable to do so, having used such endeavours, or if the maintenance of such listing is agreed by the Trustee to be unduly onerous and the Trustee is satisfied that the interests of the Noteholders would not be thereby materially prejudiced, instead use all reasonable endeavours to obtain and maintain a listing of the Notes on another stock exchange approved in writing by the Trustee

6.10                        Change in Agents: give at least 14 days’ prior notice to the Noteholders of any future appointment, resignation or removal of a Paying Agent or of any change by a Paying Agent of its specified office and not make any such appointment or removal without the Trustee’s prior written approval

6.11                         Notes held by Issuer etc.: send to the Trustee as soon as practicable after being so requested by the Trustee a certificate of the Issuer signed by any Authorised Officer of the Issuer stating the number of Notes held at the date of such certificate by or on behalf of the Issuer or its Subsidiaries

7              Remuneration and Indemnification of the Trustee

7.1                               Normal Remuneration: So long as any Note is outstanding the Issuer will pay the Trustee as remuneration for its services as Trustee such sum on such dates in each case as they may from time to time agree. Such remuneration will accrue from day to day from the date of this Trust Deed. However, if any payment to a Noteholder or Couponholder of moneys due in respect of any Note or Coupon is improperly withheld or refused, such remuneration will again accrue as from the date of such withholding or refusal until payment to such Noteholder or Couponholder is duly made.

7.2                               Extra Remuneration: If an Event of Default or Potential Event of Default shall have occurred or if the Trustee finds it expedient or necessary or is requested by the Issuer to undertake duties which they both agree to be of an exceptional nature or otherwise outside the scope of the Trustee’s normal duties under this Trust Deed, the Issuer will pay such additional remuneration as they may agree or, failing agreement as to any of the matters in this sub-Clause (or as to such sums referred to in Clause 7.1), as determined by an investment bank (acting as an expert) selected by the Trustee and approved by the Issuer or, failing such approval, nominated by the President for the time being of The Law Society of England and Wales. The expenses involved in such nomination and such investment bank’s fee will be paid by the Issuer. The determination of such investment bank will be conclusive and binding on the Issuer, the Trustee, the Noteholders and the Couponholders.

7.3                               Expenses: The Issuer will also on demand by the Trustee pay or discharge all costs, charges, liabilities and expenses properly incurred by the Trustee in the preparation and execution of this Trust Deed and the performance of its functions under this Trust Deed including, but not limited to, legal and travelling expenses and any stamp, documentary or other taxes or duties paid by the Trustee in connection with any legal proceedings reasonably brought or contemplated by the Trustee against the Issuer to enforce any provision of this Trust Deed, the Notes or the Coupons. Such costs, charges, liabilities and expenses will:

7.3.1                     in the case of payments made by the Trustee before such demand carry interest from the date of the demand at the  rate of one per cent. per annum over the base rate of JPMorgan Chase Bank on the date on which the Trustee made such payments and

7.3.2                     in other cases carry interest at such rate from 30 days after the date of the demand or (where the demand specifies that payment is to be made on an earlier date) from such earlier date.

7.4                               Indemnity: The Issuer will on demand by the Trustee indemnify it in respect of Amounts or Claims paid or incurred by it in acting as trustee under this Trust Deed (including (1) any Agent/Delegate Liabilities and (2) in respect of disputing or defending any Amounts or Claims made against the Trustee or any Agent/Delegate Liabilities).  The Issuer will on demand by such agent or delegate indemnify it against such Agent/Delegate Liabilities. “Amounts or Claims” are losses, liabilities, costs, claims, actions, demands or expenses and “Agent/Delegate Liabilities” are Amounts or Claims which the Trustee is or would be obliged to pay or reimburse to any of its agents or delegates appointed pursuant to this Trust Deed. The Contracts (Rights of Third Parties) Act 1999 applies to this Clause 7.4.

7.5                               Continuing Effect: Clauses 7.3 and 7.4 will continue in full force and effect as regards the Trustee even if it no longer is Trustee.

8              Provisions Supplemental to the Trustee Act 1925 and the Trustee Act 2000

8.1                               Advice: The Trustee may act on the opinion or advice of, or information obtained from, any expert and will not be responsible to anyone for any loss occasioned by so acting whether such advice is obtained or addressed to the Issuer, the Trustee or any other person. Any such opinion, advice or information may be sent or obtained by letter, telex or fax and the Trustee will not be liable to anyone for acting in good faith on any opinion, advice or information purporting to be conveyed by such means even if it contains some error or is not authentic.

8.2                               Trustee to Assume Performance: The Trustee need not notify anyone of the execution of this Trust Deed or do anything to find out if an Event of Default or Potential Event of Default has occurred. Until it has actual knowledge or express notice to the contrary, the Trustee may assume that no such event has occurred and that the Issuer is performing all its obligations under this Trust Deed, the Notes and the Coupons.

8.3                               Resolutions of Noteholders: The Trustee will not be responsible for having acted in good faith on a resolution purporting to have been passed at a meeting of Noteholders in respect of which minutes have been made and signed even if it is later found that there was a defect in the constitution of the meeting or the passing of the resolution or that the resolution was not valid or binding on the Noteholders or Couponholders.

8.4                               Certificate signed by an Authorised Officer: If the Trustee, in the exercise of its functions, requires to be satisfied or to have information as to any fact or the expediency of any act, it may call for and accept as sufficient evidence of that fact or the expediency of that act a certificate signed by any Authorised Officer of the Issuer as to that fact or to the effect that, in their opinion, that act is expedient and the Trustee need not call for further evidence and will not be responsible for any loss occasioned by acting on such a certificate.

8.5                               Deposit of Documents: The Trustee may appoint as custodian, on any terms, any bank or entity whose business includes the safe custody of documents or any lawyer or firm of lawyers believed by it to be of good repute and may deposit this Trust Deed and any other documents with such custodian and pay all sums due in respect thereof. The Trustee is not obliged to appoint a custodian of securities payable to bearer.

8.6                               Discretion: The Trustee will have absolute and uncontrolled discretion as to the exercise of its functions and will not be responsible for any loss, liability, cost, claim, action, demand, expense or inconvenience which may result from their exercise or non-exercise.

8.7                               Agents: Whenever it considers it expedient in the interests of the Noteholders, the Trustee may, in the conduct of its trust business, instead of acting personally, employ and pay an agent selected by it, whether or not a lawyer or other professional person, to transact or conduct, or concur in transacting or conducting, any business and to do or concur in doing all acts required to be done by the Trustee (including the receipt and payment of money).

8.8                               Delegation: Whenever it considers it expedient in the interests of the Noteholders, the Trustee may delegate to any person on any terms (including power to sub-delegate) all or any of its functions.

8.9                               Nominees: In relation to any asset held by it under this Trust Deed, the Trustee may appoint any person to act as its nominee on any terms.

8.10                        Forged Notes: The Trustee will not be liable to the Issuer or any Noteholder or Couponholder by reason of having accepted as valid or not having rejected any Note or Coupon purporting to be such and later found to be forged or not authentic.

8.11                         Confidentiality: Unless ordered to do so by a court of competent jurisdiction the Trustee shall not be required to disclose to any Noteholder or Couponholder any confidential financial or other information made available to the Trustee by the Issuer.

8.12                        Determinations Conclusive: As between itself and the Noteholders and Couponholders the Trustee may determine all questions and doubts arising in relation to any of the provisions of this Trust Deed. Such determinations, whether made upon such a question actually raised or implied in the acts or proceedings of the Trustee, will be conclusive and shall bind the Trustee, the Noteholders and the Couponholders.

8.13                        Currency Conversion: Where it is necessary or desirable to convert any sum from one currency to another, it will (unless otherwise provided hereby or required by law) be converted at such rate or rates, in accordance with such method and as at such date as may reasonably be specified by the Trustee but having regard to current rates of exchange, if available. Any rate, method and date so specified will be binding on the Issuer, the Noteholders and the Couponholders.

8.14                        Events of Default: The Trustee may determine whether or not an Event of Default or Potential Event of Default is in its opinion capable of remedy and/or materially prejudicial to the interests of the Noteholders. Any such determination will be conclusive and binding on the Issuer, the Noteholders and the Couponholders.

8.15                        Payment for and Delivery of Notes: The Trustee will not be responsible for the receipt or application by the Issuer of the proceeds of the issue of the Notes, any exchange of Notes or the delivery of Notes to the persons entitled to them.

8.16                        Notes held by the Issuer etc.: In the absence of knowledge or express notice to the contrary, the Trustee may assume without enquiry (other than requesting a certificate under Clause 6.11) that no Notes are for the time being held by or on behalf of the Issuer or its Subsidiaries.

8.17                        Responsibility for agents etc.: If the Trustee exercises reasonable care in selecting any custodian, agent, delegate or nominee appointed under this clause (an “Appointee”), it will not have any obligation to supervise the Appointee or be responsible for any loss, liability, cost, claim, action, demand or expense incurred by reason of the Appointee’s misconduct or default or the misconduct or default of any substitute appointed by the Appointee.

9              Trustee Liable for Negligence

Section 1 of the Trustee Act 2000 shall not apply to any function of the Trustee, provided that if the Trustee fails to show the degree of care and diligence required of it as trustee, nothing in this Trust Deed shall relieve or indemnify it from or against any liability which would otherwise attach to it in respect of any negligence, default, breach of duty or breach of trust of which it may be guilty.

10           Waiver and Proof of Default

10.1                        Waiver: The Trustee may, without the consent of the Noteholders or Couponholders and without prejudice to its rights in respect of any subsequent breach, from time to time and at any time, if in its opinion the interests of the Noteholders will not be materially prejudiced thereby, waive or authorise, on such terms as seem expedient to it, any breach or proposed breach by the Issuer of this Trust Deed or the Conditions or determine that an Event of Default or Potential Event of Default will not be treated as such provided that the Trustee will not do so in contravention of an express direction given by an Extraordinary Resolution or a request made pursuant to Condition 8. No such direction or request will affect a previous waiver, authorisation or determination. Any such waiver, authorisation or determination will be binding on the Noteholders and the Couponholders and, if the Trustee so requires, will be notified to the Noteholders as soon as practicable.

10.2                        Proof of Default: Proof that the Issuer has failed to pay a sum due to the holder of any one Note or Coupon will (unless the contrary be proved) be sufficient evidence that it has made the same default as regards all other Notes or Coupons which are then payable.

11            Trustee not Precluded from Entering into Contracts

The Trustee and any other person, whether or not acting for itself, may acquire, hold or dispose of any Note, Coupon or other security (or any interest therein) of the Issuer or any other person, may enter into or be interested in any contract or transaction with any such person and may act on, or as depositary or agent for, any committee or body of holders of any securities of any such person in each case with the same rights as it would have had if the Trustee were not acting as Trustee and need not account for any profit.

12           Modification

The Trustee may agree without the consent of the Noteholders or Couponholders to any modification to this Trust Deed of a formal, minor or technical nature or to correct a manifest error. The Trustee may also so agree to any other modification to this Trust Deed which is in its opinion not materially prejudicial to the interests of the Noteholders, but such power does not extend to any such modification as is mentioned in the proviso to paragraph 2 of Schedule 3.

13           Appointment, Retirement and Removal of the Trustee

13.1                        Appointment: The Issuer has the power of appointing new trustees but no-one may be so appointed unless previously approved by an Extraordinary Resolution. A trust corporation will at all times be a Trustee and may be the sole Trustee. Any appointment of a new Trustee will be notified by the Issuer to the Noteholders as soon as practicable.

13.2                        Retirement and Removal: Any Trustee may retire at any time on giving at least three months’ written notice to the Issuer without giving any reason or being responsible for any costs occasioned by such retirement and the Noteholders may by Extraordinary Resolution remove any Trustee provided that the retirement or removal of a sole trust corporation will not be effective until a trust corporation is appointed as successor Trustee. If a sole trust corporation gives notice of retirement or an Extraordinary Resolution is passed for its removal, it will use all reasonable endeavours to procure that another trust corporation be appointed as Trustee.

13.3                        Co-Trustees: The Trustee may, despite Clause 13.1, by written notice to the Issuer appoint anyone to act as an additional Trustee jointly with the Trustee:

13.3.1     if the Trustee considers the appointment to be in the interests of the Noteholders and/or the Couponholders

13.3.2              to conform with a legal requirement, restriction or condition in a jurisdiction in which a particular act is to be performed or

13.3.3     to obtain a judgment or to enforce a judgment or any provision of this Trust Deed in any jurisdiction.

Subject to the provisions of this Trust Deed the Trustee may confer on any person so appointed such functions as it thinks fit. The Trustee may by written notice to the Issuer and that person remove that person. At the Trustee’s request, the Issuer will forthwith do all things as may be required to perfect such appointment or removal and it irrevocably appoints the Trustee as its attorney in its name and on its behalf to do so.

13.4                        Competence of a Majority of Trustees: If there are more than two Trustees the majority of them will be competent to perform the Trustee’s functions provided the majority includes a trust corporation.

14           Couponholders

No notices need be given to Couponholders. They will be deemed to have notice of the contents of any notice given to Noteholders. Even if it has express notice to the contrary, in exercising any of its functions by reference to the interests of the Noteholders, the Trustee will assume that the holder of each Note is the holder of all Coupons relating to it.

15           Currency Indemnity

15.1                        Currency of Account and Payment: Euro or, in relation to Clause 7, U.S. dollars or such other currency as may be agreed between the Issuer and the Trustee from time to time (the “Contractual Currency”) is the sole currency of account and payment for all sums payable by the Issuer under or in connection with this Trust Deed, the Notes and the Coupons, including damages.

15.2                        Extent of discharge: An amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise), by the Trustee or any Noteholder or Couponholder in respect of any sum expressed to be due to it from the Issuer will only discharge the Issuer to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

15.3                        Indemnity: If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient under this Trust Deed, the Notes or the Coupons, the Issuer will indemnify it against any loss sustained by it as a result. In any event, the Issuer will indemnify the recipient against the cost of making any such purchase.

15.4                        Indemnity separate: The indemnities in this Clause 15 and in Clause 7.4 constitute separate and independent obligations from the other obligations in this Trust Deed, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Trustee and/or any Noteholder or Couponholder and will continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Trust Deed, the Notes and/or the Coupons or any other judgment or order.

16           Communications

Any communication shall be by letter, telex or fax:

in the case of the Issuer, to it at:

Ecolab Inc.

370 North Wabasha Street

St. Paul, Minnesota

USA 55102-1390

Fax no. +1 651 293 2573

Attention General Counsel

and in the case of the Trustee, to it at:

JPMorgan Chase Bank, London Branch

Trinity Tower

9 Thomas More Street

London E1W 1YT

Telex no. 8954681 CMBG

Fax no. +44 20 7777 5410

Attention Manager, Trust Administration

Communications will take effect, in the case of delivery, when delivered or, in the case of telex or fax, when despatched. Communications not by letter shall be confirmed by letter but failure to send or receive that letter shall not invalidate the original communication.

17           Further Issues

17.1                        Supplemental Trust Deed: If the Issuer issues further securities as provided in the Conditions, the Issuer shall, before their issue, execute and deliver to the Trustee a deed supplemental to this Trust Deed containing such provisions (corresponding to any of the provisions of this Trust Deed) as the Trustee may require.

17.2                        Meetings of Noteholders: If the Trustee so directs, Schedule 3 shall apply equally to Noteholders and to holders of any securities issued pursuant to the Conditions as if references in it to “Notes” and “Noteholders” were also to such securities and their holders respectively.

18           Governing Law and Jurisdiction

18.1        Governing Law: This Trust Deed shall be governed by and construed in accordance with English law.

18.2                        Jurisdiction: The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Trust Deed, the Notes or the Coupons and accordingly any legal action or proceedings arising out of or in connection with this Trust Deed, the Notes or the Coupons (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objections to Proceedings in any such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is for the benefit of each of the Trustee, the Noteholders and the Couponholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

18.3                        Service of Process: The Issuer irrevocably appoints The London Law Agency Limited of 84 Temple Chambers, Temple Avenue, London EC4Y 0HP to receive, for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in England the Issuer irrevocably agrees to appoint a substitute process agent acceptable to the Trustee and shall immediately notify the Trustee of such appointment. Nothing shall affect the right to serve process in any other manner permitted by law.

Schedule 1

Form of Definitive Note

On the front:

Denomination	ISIN	Series	Certif. No.
€[1,000/10,000/100,000]	XS0142794238

ECOLAB INC.

(Incorporated in the State of Delaware)

€300,000,000

5.375% Notes due 2007

This Note forms part of a series designated as specified in the title (the “Notes”) of Ecolab Inc. (the “Issuer”) constituted by the Trust Deed referred to on the reverse hereof. The Notes are subject to, and have the benefit of, that Trust Deed and the terms and conditions (the “Conditions”) set out on the reverse hereof.

This is to certify that the bearer of this Note is entitled on 7 February 2007 or on such earlier date as the principal sum mentioned below may become repayable in accordance with the Conditions, to the principal sum of:

€[1,000 (one thousand euro) 10,000 (ten thousand euro) 100,000 (hundred thousand euro)] together with interest on such principal sum from 7 February 2002 at the rate of 5.375 per cent per annum payable in arrear on 7 February in each year, subject to and in accordance with the Conditions.

This Note shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the Principal Paying Agent.

In witness whereof the Issuer has caused this Note to be signed in facsimile on its behalf.

Dated 7 February 2002

ECOLAB INC.

By:

[Vice President and Treasurer]

This Note is authenticated by or on behalf of the Principal Paying Agent.

By:

Authorised Signatory

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

On the back:

Terms and Conditions of the Notes

The issue of the 300,000,000 5.375% Notes due 2007 (the “Notes”, which expression shall in these Conditions, except where the context otherwise requires, include any further series of Notes issued in accordance with Condition 14 and consolidated and forming a single series herewith) of Ecolab Inc. (the “Issuer”) was authorised by a resolution of the Board of Directors of the Issuer on 6th December 2001. The Notes are constituted by a trust deed dated 7th  February 2002 (the “Trust Deed”) between the Issuer and JPMorgan Chase Bank, London Branch as trustee, (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as Trustee for the holders of the Notes (the “Noteholders”). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Notes and the coupons relating to them (the “Coupons”). Copies of the Trust Deed and of the paying agency agreement (the “Paying Agency Agreement”) dated 7th  February 2002 between the Issuer, the Trustee and the initial principal paying agent and the paying agents named therein, are available for inspection during usual business hours at the principal office of the Trustee (presently at Trinity Tower, 9 Thomas More Street, London E1W 1YT) and at the specified offices of the principal paying agent for the time being (the “Principal Paying Agent”) and the paying agents for the time being (the “Paying Agents”, which expression shall include the Principal Paying Agent). The Noteholders and the holders of the coupons (whether or not attached to the relevant Notes) (the “Couponholders”) are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those applicable to them of the Paying Agency Agreement.

1.             Form, Denomination and Title

(a)          Form and denomination

The Notes are serially numbered and in bearer form in the denominations of 1,000, 10,000 and 100,000 each with Coupons attached on issue. Notes of one denomination may not be exchanged for Notes of any other denomination.

(b)          Title

Title to the Notes and Coupons passes by delivery. The holder of any Note or Coupon will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and no person will be liable for so treating the holder.

2.             Status

The Notes and Coupons constitute (subject to Condition 3) unsecured and unsubordinated obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Notes and Coupons shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 3, at all times rank at least equally with all its other present and future unsecured and unsubordinated obligations.

3.             Negative Pledge

(a)          Restriction

So long as any Note or Coupon remains outstanding (as defined in the Trust Deed) the Issuer will not nor will it permit any Significant Subsidiary (as defined below) to create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind (each a “Lien”) on any stock or indebtedness, whether owned on the date of the Trust Deed or thereafter acquired, of any Significant Subsidiary to secure any Obligation (as defined below) of the Issuer (other than the Notes), any Significant Subsidiary or any other person, unless, at the same time or prior thereto, the Issuer’s obligations under the Notes and the Coupons and the Trust Deed (aa) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, in each case to the satisfaction of the Trustee, or (bb) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Noteholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders, provided that these restrictions do not apply to:

(i)            any Lien upon stock or indebtedness of a Significant Subsidiary existing at the date of the Trust Deed;

(ii)           any Lien upon stock or indebtedness of any corporation existing at the time it becomes a Significant Subsidiary;

(iii)                               any Lien existing or created upon stock or indebtedness of a Significant Subsidiary at the time of the acquisition of such stock or indebtedness; and

(iv)                              any extensions, renewals or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to above, provided that the principal amount of the Obligation secured thereby shall not exceed the principal amount of the Obligation so secured at the time of such extension, renewal or replacement, and provided further, that such Lien be limited to all or such part of the stock or indebtedness which secured the Lien so extended, renewed or replaced.

(b)          Definitions

For the purposes of this Condition,

“Obligation” means every obligation for money borrowed and every obligation evidenced by a bond, note, debenture or other similar instrument;

“Significant Subsidiary” means (1) any Subsidiary of the Issuer which has total assets that constitute at least 10% of the Issuer’s total assets on a consolidated basis determined as of the date of the Issuer’s most recent quarterly consolidated balance sheet or (2) any Subsidiary of the Issuer which had net sales for the three month period ending on the date of the most recent quarterly consolidated statement of income of the Issuer that constituted at least 10% of the Issuer’s net sales on a consolidated basis for such period; and

“Subsidiary” means any corporation of which the Issuer directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the board of directors of such corporation.

4.             Interest

The Notes bear interest from 7th  February 2002 at the rate of 5.375% per annum, payable annually in arrear on 7th  February in each year (each an “Interest Payment Date”), commencing on 7th  February 2003. Each Note will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused. In such event it shall continue to bear interest at such rate (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant holder, and (b) the day seven days after the Trustee or the Principal Paying Agent has notified Noteholders of receipt of all sums due in respect of all the Notes up to that seventh day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

Where interest is to be calculated in respect of a period which is equal to or shorter than an Interest Period, the day-count fraction used will be the number of days in the relevant period, from and including the date from which interest begins to accrue to but excluding the date on which it falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last). The period beginning on 7th  February 2002 and ending on the first Interest Payment Date and each successive period beginning on an Interest Payment Date and ending on the next succeeding Interest Payment Date is called an “Interest Period”.

5.             Redemption and Purchase

(a)          Final redemption

Unless previously redeemed, or purchased and cancelled, the Notes will be redeemed at their principal amount on 7th  February 2007. The Notes may not be redeemed at the option of the Issuer other than in accordance with this Condition 5.

(b)          Redemption for taxation reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Noteholders (which notice shall be irrevocable and shall be given in accordance with Condition 15), at their principal amount (together with interest accrued to the date fixed for redemption) if (i) the Issuer satisfies the Trustee immediately prior to the giving of such notice that it has or will become obliged to pay additional amounts as provided or referred to in Condition 7 as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after 6th  February 2002, and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (1) a certificate signed by an authorised officer of the Issuer stating that the obligation referred to in (i) above cannot be avoided by the Issuer taking reasonable measures available to it and the Trustee shall be entitled to accept such certificate as sufficient evidence to the satisfaction of the condition precedent set out in (ii) above, in which event it shall be conclusive and binding on the Noteholders and the Couponholders.

(c)           Notice of redemption

All Notes in respect of which any notice of redemption is given under this Condition shall be redeemed on the date specified in such notice in accordance with this Condition.

(d)          Purchase

The Issuer and any of its Subsidiaries (as defined below) may at any time purchase Notes in the open market or otherwise at any price (provided that they are purchased together with all unmatured Coupons relating to them). Any purchase by tender shall be made available to all Noteholders alike. The Notes so purchased, while held by or on behalf of the Issuer or any such Subsidiary, shall not entitle the holder to vote at any meetings of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Noteholders or for the purposes of Condition 11(a). For the purpose of these Conditions, “Subsidiary” shall mean any corporation of which the Issuer directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the board of directors of such corporation.

(e)           Cancellation

All Notes so redeemed or purchased and any unmatured Coupons attached to or surrendered with them will be cancelled and may not be re-issued or resold.

6.             Payments

(a)          Method of Payment

Payments of principal and interest will be made against presentation and surrender of Notes or the appropriate Coupons (as the case may be and subject as provided below) at the specified office of any Paying Agent outside the United States by Euro cheque drawn on or (at the option of the payee) by transfer to a Euro account outside the United States or any other account outside the United States to which Euro may be credited or transferred maintained by the payee.

(b)          Payments subject to laws

All payments are subject in all cases to any applicable fiscal or other law, regulations and directives in the place of payment, but without prejudice to the provisions of Conditions 7 and 8. No commissions or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(c)           Surrender of unmatured Coupons

Each Note should be presented for redemption together with all unmatured Coupons relating to it, failing which the amount of any such missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon which the sum of principal so paid bears to the total principal amount due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relevant missing Coupon not later than 10 years after the Relevant Date (as defined in Condition 7) for the relevant payment of principal.

(d)          Payments on business days

If the due date for payment of any amount of principal or interest in respect of any Note or Coupon is not at any place for payment a Business Day (as defined below), then the holder thereof shall not be entitled to payment of the amount due at that place of payment until the next following Business Day at that place of payment and shall not be entitled to any further interest or other payment in respect of any such delay.

(e)           Paying Agents

The initial Paying Agents and their initial specified offices are listed below. The Issuer reserves the right at any time to vary or terminate the appointment of any Paying Agent and appoint additional or other paying agents, provided that it will maintain (i) a Principal Paying Agent, (ii) Paying Agents having specified offices in at least two major European cities approved by the Trustee (including Luxembourg, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require) and (iii) a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27th November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any change in the Paying Agents or their specified offices will promptly be given to the Noteholders in accordance with Condition 15.

In this Condition,  “Business Day” means any day (not being a Saturday or a Sunday) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is operating.

7.             Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Notes and the Coupons shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event the Issuer shall pay such additional amounts as will result in receipt by the Noteholders and the Couponholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Note or Coupon presented for payment:

(a)                                  by or on behalf of a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note or Coupon by reason of his having some connection with the United States other than the mere holding of the Note or Coupon; or

(b)                                 more than 30 days after the Relevant Date except to the extent that the holder of it would have been entitled to such additional amounts on presenting such Note or Coupon for payment on the last day of such period of 30 days; or

(c)                                  where such tax, duty, assessment or other governmental charge is an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax assessment or governmental charge; or

(d)                                 where such tax, duty, assessment or other governmental charge would not have been imposed but for the failure of the Noteholder or Couponholder to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of such Noteholder or Couponholder, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, duty, assessment or other governmental charge; or

(e)                                  where such tax, duty, assessment or other governmental charge is payable otherwise than by withholding from payments on or in respect of a Note or Coupon; or

(f)                                    where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27th November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(g)                                 by or on behalf of a Noteholder or a Couponholder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the European Union.

“Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the Principal Paying Agent or the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Noteholders in accordance with Condition 15. Any reference in these Conditions to principal and/or interest shall be deemed to include any additional amounts which may be payable under this Condition or any undertaking given in addition to or substitution for it under the Trust Deed.

If the Issuer becomes subject at any time to any taxing jurisdiction other than the United States, references in this Condition 7 to the United States shall be construed as references to the United States and such other jurisdiction.

8.             Events of Default

If any of the following events (each an “Event of Default”) occurs and is continuing and has not been remedied or waived, the Trustee at its discretion may, and if so requested by the holders of at least one-quarter in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution (as defined in the Trust Deed) shall (subject in each case to it being indemnified to its satisfaction), give notice to the Issuer that the Notes are, and they shall immediately become, due and payable at their principal amount together with accrued interest:

(a)           the Issuer fails to pay any interest on any of the Notes when due and such failure continues for a period of 15 days; or

(b)                                 the Issuer does not perform or comply with any one or more of its other obligations under the Notes or the Trust Deed which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not in the opinion of the Trustee remedied within 60 days after notice of such default shall have been given to the Issuer by the Trustee; or

(c)                                  (i) any other present or future indebtedness of the Issuer or any of its Significant Subsidiaries (as defined in Condition 3(b)) for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity by reason of any actual default, event of default or the like (howsoever described), or (ii) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (iii) the Issuer or any Significant Subsidiaries fails to pay when due (or within any applicable grace period) any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this paragraph (c) have occurred equals or exceeds U.S.$50,000,000 or its equivalent (as determined by the Trustee); or

(d)                                 the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganisation or other similar law or (ii) a decree or order adjudging the Issuer a bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation, arrangement, adjustment or composition of, or in respect of, the Issuer under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or substantially all of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(e)                                  the commencement by the Issuer of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganisation or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganisation or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganisation or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or of substantially all of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer in furtherance of any such action, provided that, in the case of paragraph (b), the Trustee shall have certified that, in its opinion, such event is materially prejudicial to the interests of the Noteholders.

9.             Prescription

Claims in respect of principal and interest will become void unless presentation for payment is made as required by Condition 5 within a period of 10 years in the case of principal and 5 years in the case of interest from the appropriate Relevant Date.

10.          Replacement of Notes and Coupons

If any Note or Coupon is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Principal Paying Agent subject to all applicable laws and stock exchange or other relevant authority requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may require (provided that the requirement is reasonable in the light of prevailing market practice). Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

11.           Meetings of Noteholders and Modification

(a)          Meetings of Noteholders

The Trust Deed contains provisions for convening meetings of Noteholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust Deed. Such a meeting may be convened by the Issuer and shall be convened by it upon the request in writing of Noteholders holding not less than 10% in principal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be two or more persons holding or representing a clear majority in principal amount of the Notes for the time being outstanding, or, at any adjourned meeting, two or more persons being or representing Noteholders whatever the principal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the maturity of the Notes or the dates on which interest is payable in respect of the Notes, (ii) to reduce or cancel the principal amount of or interest on or to vary the method of calculating the rate of interest on, the Notes, (iii) to change the currency of payment of the Notes or the Coupons, or (iv) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution in which case the necessary quorum will be two or more persons holding or representing not less than 75%, or at any adjourned meeting not less than 25%, in principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

In addition, a resolution in writing signed by or on behalf of all Noteholders who for the time being are entitled to receive notice of a meeting of Noteholders will take effect as if it was an Extraordinary Resolution. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.

(b)          Modification

The Trustee may agree, without the consent of the Noteholders or Couponholders, to (i) any modification of the Trust Deed which is of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed which is in the opinion of the Trustee not materially prejudicial to the interests of the Noteholders. Any such modification, authorisation or waiver shall be binding on the Noteholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Noteholders as soon as practicable.

(c)           Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders or Couponholders.

12.          Enforcement

At any time after the Notes become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce the terms of the Trust Deed, the Notes and the Coupons, but it need not take any such proceedings unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Noteholders holding at least one-quarter in principal amount of the Notes outstanding, and (b) it shall have been indemnified to its satisfaction. No Noteholder or Couponholder may proceed directly against the Issuer unless the Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.

13.          Indemnification of Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuer and any entity related to the Issuer without accounting for any profit.

14.          Further Issues

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Notes. Any further securities forming a single series with the outstanding securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of securities of other series where the Trustee so decides.

15.          Notices

Notices to Noteholders will be valid if published in a leading newspaper having general circulation in London (which is expected to be the Financial Times) and (so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require) in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if in the opinion of the Trustee such publication is not practicable, in an English language newspaper of general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. Couponholders will be deemed for all purposes to have notice of the contents of any notice given to the Noteholders in accordance with this Condition.

16.          Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

17.          Governing Law

(a)          Governing Law

The Trust Deed, the Notes and the Coupons are governed by and shall be construed in accordance with English law.

(b)          Jurisdiction

The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Notes the Coupons and accordingly any legal action or proceedings arising out of or in connection with the Notes or the Coupons (“Proceedings”) may be brought in such courts. The Issuer has in the Trust Deed irrevocably submitted to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each of the Noteholders and Couponholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

(c)           Agent for Service of Process

The Issuer irrevocably appoints The London Law Agency Limited of 84 Temple Chambers, Temple Avenue, London EC4Y 0HP as its agent in England to receive service of process in any Proceedings in England based on any of the Notes or the Coupons. If for any reason the Issuer does not have such an agent in England, it will promptly appoint a substitute process agent and notify the Noteholders of such appointment. Nothing herein shall affect the right to serve process in any other manner permitted by law.

PRINCIPAL PAYING AGENT

JPMorgan Chase Bank, London Branch

at Trinity Tower

9 Thomas More Street

London E1W 1YT

PAYING AGENTS

J.P. Morgan Bank Luxembourg S.A.

5 Rue Plaetis

L-2338 Luxembourg

Grand Duchy of Luxembourg

Form of Coupon

On the front:

ECOLAB INC.

€300,000,000 5.375 per cent Notes due 2007

Coupon for €[1,000,10,000,100,000].

This Coupon is payable to bearer (subject to the Conditions endorsed on the Note to which this Coupon relates, which shall be binding upon the holder of this Coupon whether or not it is for the time being attached to such Note) at the specified offices of the Paying Agents set out on the reverse hereof (or any further or other Paying Agents or specified offices duly appointed or nominated and notified to the Noteholders).

If the Note to which this Coupon relates shall have become due and payable before the maturity date of this Coupon, this Coupon shall become void and no payment shall be made in respect of it.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

ECOLAB INC.

By:

[Vice President and Treasurer]

Cp No.	Denomination	ISIN	Series	Certif. No.
	€[1,000/10,000/100,000]	XS0142794238

On the back:

PRINCIPAL PAYING AGENT

JPMorgan Chase Bank, London Branch

at Trinity Tower

9 Thomas More Street

London E1W 1YT

PAYING AGENTS

J.P. Morgan Bank Luxembourg S.A.

5 Rue Plaetis

L-2338 Luxembourg

Grand Duchy of Luxembourg

Schedule 2

Part 1

Form of Temporary Global Note

ISIN: XS0142794238

ECOLAB INC.

(Incorporated in the state of Delaware)

€300,000,000

5.375 per cent Notes due 2007

Temporary Global Note

This is to certify that the bearer is entitled to the sum of

THREE HUNDRED MILLION EURO (€300,000,000)

on 7 February 2007 (or such earlier date as such principal sum may become payable in accordance with the Trust Deed (as defined below) and with the terms and conditions (the “Conditions”) of the Notes designated above (the “Notes”) set out in Schedule 1 to the trust deed dated 7 February 2002 (the “Trust Deed”) between Ecolab Inc. (the “Issuer”) and JPMorgan Chase Bank, London Branch as trustee) upon presentation and surrender of this Temporary Global Note and to interest at the rate of 5.375 per cent per annum in arrear on 7 February in each year in accordance with the Conditions.

On or after 20 March 2002 (the “Exchange Date”) this Temporary Global Note may be exchanged in whole or part (free of charge to the holder) by its presentation and, on exchange in full, surrender to or to the order of the Principal Paying Agent for interests in a permanent Global Note (the “Permanent Global Note”) in bearer form in an aggregate principal amount equal to the principal amount of this Temporary Global Note submitted for exchange with respect to which there shall be presented to the Principal Paying Agent a certificate dated no earlier than the Exchange Date from Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) substantially to the following effect:

“CERTIFICATE

ECOLAB INC.

€300,000,000

5.375 per cent Notes due 2007

Common Code 014279423 ISIN XS0142794238

(the “Notes”)

This is to certify that, based solely on certificates we have received in writing, by tested telex or by electronic transmission from member organisations appearing in our records as persons being entitled to a portion of the principal amount set out below (our “Member Organisations”) substantially to the effect set out in the temporary global Note in respect of the Notes, as of the date hereof, €300,000,000 principal amount of the Notes (1) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States federal income taxation regardless of its source (“United States persons”), (2) is owned by United States persons that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(iv) (“financial institutions”)) purchasing for their own account or for resale, or (b) acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (3) is owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), and to the further effect that United States or foreign financial institutions described in clause (3) above (whether or not also described in clause (1) or (2)) have certified that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

We further certify (1) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of such temporary global Note excepted in such certificates and (2) that as of the date hereof we have not received any notification from any of our Member Organisations to the effect that the statements made by such Member Organisation with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) are no longer true and cannot be relied upon as of the date hereof.

We understand that this certificate is required in connection with certain tax laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorise you to produce this certificate to any interested party in such proceedings.

Yours faithfully

[EUROCLEAR BANK S.A./N.V. as operator of the Euroclear System] or [CLEARSTREAM BANKING, SOCIÉTÉ ANONYME]

By:	Dated:	"

Any person appearing in the records of Euroclear or Clearstream, Luxembourg as entitled to an interest in this Temporary Global Note may require the exchange of an appropriate part of this Temporary Global Note for an equivalent interest in the Permanent Global Note by delivering or causing to be delivered to Euroclear or Clearstream, Luxembourg a certificate dated not more than 15 days before the Exchange Date in substantially the following form (copies of which will be available at the office of Euroclear in Brussels and Clearstream, Luxembourg in Luxembourg):

“CERTIFICATE

ECOLAB INC.

€300,000,000

5.375 per cent Notes due 2007

Common Code 014279423 ISIN XS0142794238 (the “Notes”)

To:                 Euroclear Bank S.A./N.V. as operator of the Euroclear System or Clearstream Banking, société anonyme

This is to certify that as of the date hereof, and except as set out below, the Notes held by you for our account (1) are owned by person(s) that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States federal income taxation regardless of its source (“United States person(s)”), (2) are owned by United States person(s) that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(iv) (“financial institutions”)) purchasing for their own account or for resale, or (b) acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution hereby agrees, on its own behalf or through its agent, that you may advise the Issuer or the Issuer’s agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (3) are owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and in addition if the owner of the Notes is a United States or foreign financial institution described in clause (3) above (whether or not also described in clause (1) or (2)) this is to further certify that such financial institution has not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America (including the States and the District of Columbia) and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We undertake to advise you promptly by tested telex on or prior to that date on which you intend to submit your certificate relating to the Notes held by you for our account in accordance with your documented procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certificate applies as of such date.

This certificate excepts and does not relate to €[•] principal amount of such interest in the Notes in respect of which we are not able to certify and as to which we understand exchange for an equivalent interest in the Global Note (or, if relevant, exercise of any rights or collection of any interest) cannot be made until we do so certify.

We understand that this certificate is required in connection with certain tax laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorise you to produce this certificate to any interested party in such proceeding.

Dated:

By:

[Name of person giving certificate]

As, or as agent for the beneficial owner(s) of the above Notes to which this certificate relates.”

Upon any exchange of a part of this Temporary Global Note for an equivalent interest in the Permanent Global Note, the portion of the principal amount hereof so exchanged shall be endorsed by or on behalf of the Principal Paying Agent in the Schedule hereto, whereupon the principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

The Permanent Global Note will be exchangeable in accordance with its terms for definitive Notes (the “Definitive Notes”) in bearer form with Coupons attached.

This Temporary Global Note is subject to the Conditions and the Trust Deed and until the whole of this Temporary Global Note shall have been exchanged for equivalent interests in the Permanent Global Note its holder shall be entitled to the same benefits as if he were the holder of the Permanent Global Note for interests in which it may be exchanged (or the relevant part of it as the case may be) except that (unless exchange of this Temporary Global Note for the relevant interest in the Permanent Global Note shall be improperly withheld or refused by or on behalf of the Issuer) no person shall be entitled to receive any payment on this Temporary Global Note.

This Temporary Global Note shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the Principal Paying Agent.

This Temporary Global Note shall be governed by and construed in accordance with English law. In witness whereof the Issuer has caused this Temporary Global Note to be signed on its behalf.

Dated 7 February 2002

ECOLAB INC.

By:

This Temporary Global Note is authenticated by or on behalf of the Principal Paying Agent.

By:

Authorised Signatory

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

Schedule of Exchanges for Interests in the Permanent Global Note

The following exchanges of an interest in this Temporary Global Note for an interest in the Permanent Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Temporary Global Note	Principal amount of this Temporary Global Note following such decrease	Notation made by or on behalf of the Principal Paying Agent

Schedule 2

Part 2

Form of Permanent Global Note

ISIN: XS0142794238

ECOLAB INC.

(Incorporated in the state of Delaware)

€300,000,000

5.375 per cent Notes due 2007

Global Note

This is to certify that the bearer is entitled to a principal sum not exceeding

THREE HUNDRED MILLION EURO (€300,000,000)

On 7 February 2007 (or such earlier date as such principal sum may become payable in accordance with the terms and conditions (the “Conditions”) of the Notes designated above (the “Notes”) set out in Schedule 1 to the Trust Deed dated 7 February 2002 (the “Trust Deed”) between Ecolab Inc. (the “Issuer”) and JPMorgan Chase Bank, London Branch as trustee (the “Trustee”)) upon presentation and surrender of this Permanent Global Note and to interest at the rate of 5.375 per cent per annum in arrear on 7 February in each year in accordance with the Conditions.

The aggregate principal amount from time to time of this Permanent Global Note shall be that amount not exceeding €300,000,000 as shall be shown by the latest entry in the fourth column of Schedule A hereto, which shall be completed by or on behalf of the Principal Paying Agent upon exchange of the whole or a part of the Temporary Global Note initially representing the Notes for a corresponding interest herein or upon the redemption or purchase and cancellation of Notes represented hereby or exchanged for Definitive Notes as described below.

This Permanent Global Note is exchangeable in whole but not in part (free of charge to the holder) for the Definitive Notes described below (1) if this Permanent Global Note is held on behalf of Euroclear or Clearstream, Luxembourg or the Alternative Clearing System (each as defined under “Notices” below) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so, (2) if any holder of an interest in this Permanent Global Note makes a written request for such exchange to the Principal Paying Agent or (3) if the Issuer would suffer a material disadvantage in respect of the Notes as a result of a change in the laws or regulations (taxation or otherwise) of any jurisdiction referred to in Condition 7 which would not be suffered were the Notes in definitive form and a certificate to such effect signed by an authorised officer of the Issuer is delivered to the Trustee by the Issuer) giving notice to the Principal Paying Agent and the Noteholders, of its intention to exchange this Permanent Global Note for Definitive Notes on or after the Exchange Date specified in the notice.

On or after the Exchange Date (as defined below) the holder of this Permanent Global Note may surrender this Permanent Global Note to or to the order of the Principal Paying Agent. In exchange for this Permanent Global Note, the Issuer shall deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated Definitive Notes (having attached to them all Coupons in respect of interest which has not already been paid on this Permanent Global Note) security printed in accordance with any applicable legal and stock exchange requirements and in or substantially in the form set out in Schedule 1 to the Trust Deed. On exchange in full of the Global

Note, the Issuer will procure that it is cancelled. Exchange will be made in accordance with the rules and regulations of Euroclear and/or Clearstream, Luxembourg, as applicable.

“Exchange Date” means a day falling not less than 60 days after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Principal Paying Agent is located and except in the case of exchange pursuant to (1) above in the cities in which Euroclear and Clearstream, Luxembourg or, if relevant, the Alternative Clearing System (each as defined under “Notices” below) are located.

Except as otherwise described herein, this Permanent Global Note is subject to the Conditions and the Trust Deed and, until it is exchanged for Definitive Notes, its holder shall be entitled to the same benefits as if it were the holder of the Definitive Notes for which it may be exchanged and as if such Definitive Notes had been issued on the date of this Permanent Global Note.

The Conditions shall be modified with respect to Notes represented by this Permanent Global Note by the following provisions:

Payments

Principal and interest in respect of this Permanent Global Note shall be paid to its holder against presentation and (if no further payment falls to be made on it) surrender of it to or to the order of the Principal Paying Agent in respect of the Notes (or to or to the order of such other Paying Agent as shall have been notified to the Noteholders for this purpose) which shall endorse such payment or cause such payment to be endorsed in the appropriate Schedule hereto (such endorsement being prima facie evidence that the payment in question has been made). References in the Conditions to Coupons and Couponholders shall be construed accordingly. No person shall however be entitled to receive any payment on this Permanent Global Note falling due after the Exchange Date, unless exchange of this Permanent Global Note for Definitive Notes is improperly withheld or refused by or on behalf of the Issuer.

Notices

So long as this Permanent Global Note is held on behalf of Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or such other clearing system as shall have been approved by the Trustee (the “Alternative Clearing System”), notices required to be given to Noteholders may be given by their being delivered to Euroclear and Clearstream, Luxembourg or, as the case may be, the Alternative Clearing System, rather than by publication as required by the Conditions, except that, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notices shall also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Prescription

Claims against the Issuer in respect of principal and interest in respect of this Permanent Global Note will become void unless it is presented for payment within a period of 10 years (in the case of principal) and 5 years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 7).

Meetings

The holder hereof shall (unless this Permanent Global Note represents only one Note) be treated as being two persons for the purposes of any quorum requirements of, or the right to demand a poll at, a meeting of Noteholders and, at any such meeting, as having one vote in respect of each €1,000 principal amount of Notes for which this Permanent Global Note may be exchanged.

Purchase and Cancellation

Cancellation of any Note represented by this Permanent Global Note which is required by the Conditions to be cancelled will be effected by reduction in the principal amount of this Permanent Global Note on its presentation to or to the order of the Principal Paying Agent for notation in Schedule A. Notes may only be purchased by the Issuer or any of its Subsidiaries if (where they should be cancelled in accordance with the Conditions) when they are purchased together with the right to receive interest therein.

Trustee’s Powers

In considering the interests of Noteholders in circumstances where this Permanent Global Note is held on behalf of any one or more of Euroclear, Clearstream, Luxembourg and an Alternative Clearing System, the Trustee may, to the extent it considers it appropriate to do so in the circumstances, (a) have regard to such information as may have been made available to it by or on behalf of the relevant clearing system or its operator as to the identity of its accountholders (either individually or by way of category) with entitlements in respect of this Permanent Global Note and (b) consider such interests on the basis that such accountholders were the holder of this Permanent Global Note.

This Permanent Global Note shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the Principal Paying Agent.

This Permanent Global Note is governed by and shall be construed in accordance with English law.

In witness whereof the Issuer has caused this Permanent Global Note to be signed on its behalf.

Dated 7 February 2002

ECOLAB INC.

By:

This Permanent Global Note is authenticated by or on behalf of the Principal Paying Agent.

By:

Authorised Signatory

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

Schedule A

Principal Amount of this Permanent Global Note

The aggregate principal amount of this Permanent Global Note is as shown by the latest entry made by or on behalf of the Principal Paying Agent in the fourth column below. Increases in the principal amount of this Permanent Global Note following exchanges of a part of the Temporary Global Note for interests in this Permanent Global Note and reductions in the principal amount of this Permanent Global Note following redemption or the purchase and cancellation of Notes are entered in the second and third columns below.

Date	Reason for change in the principal amount of this Permanent Global Note	Amount of such change	Initial principal amount and principal amount of this Permanent Global Note following such change	Notation made by or on behalf of the Principal Paying Agent (other than in respect of the initial principal amount)
7 February 2002	Not applicable	Not applicable	€ Zero	Not applicable

Schedule B

Interest Payments in respect of this Permanent Global Note

The following payments of interest in respect of this Permanent Global Note and the Notes represented by this Permanent Global Note have been made:

Date made	Amount of interest due and payable	Amount of interest paid	Notation made by or on behalf of the Principal Paying Agent

Schedule 3

Provisions for Meetings of Noteholders

Interpretation

1              In this Schedule:

1.1          references to a meeting are to a meeting of Noteholders and include, unless the context otherwise requires, any adjournment

1.2          “agent” means a holder of a voting certificate or a proxy for a Noteholder

1.3          “block voting instruction” means an instruction issued in accordance with paragraphs 8 to 14

1.4                               “Extraordinary Resolution” means a resolution passed at a meeting duly convened and held in accordance with this Trust Deed by a majority of at least 75 per cent of the votes cast

1.5          “voting certificate” means a certificate issued in accordance with paragraphs 5, 6, 7 and 14 and

1.6                               references to persons representing a proportion of the Notes are to Noteholders or agents holding or representing in the aggregate at least that proportion in principal amount of the Notes for the time being outstanding.

Powers of meetings

2                                         A meeting shall, subject to the Conditions and without prejudice to any powers conferred on other persons by this Trust Deed, have power by Extraordinary Resolution:

2.1                               to sanction any proposal by the Issuer or the Trustee for any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Noteholders and/or the Couponholders against the Issuer, whether or not those rights arise under this Trust Deed

2.2                               to sanction the exchange or substitution for the Notes of, or the conversion of the Notes into, shares, Notes or other obligations or securities of the Issuer or any other entity

2.3          to assent to any modification of this Trust Deed, the Notes or the Coupons proposed by the Issuer or the Trustee

2.4          to authorise anyone to concur in and do anything necessary to carry out and give effect to an Extraordinary Resolution

2.5          to give any authority, direction or sanction required to be given by Extraordinary Resolution

2.6                               to appoint any persons (whether Noteholders or not) as a committee or committees to represent the Noteholders’ interests and to confer on them any powers or discretions which the Noteholders could themselves exercise by Extraordinary Resolution

2.7          to approve a proposed new Trustee and to remove a Trustee

2.8                               to approve the substitution of any entity for the Issuer (or any previous substitute) as principal debtor or guarantor under this Trust Deed and

2.9                               to discharge or exonerate the Trustee from any liability in respect of any act or omission for which it may become responsible under this Trust Deed, the Notes or the Coupons provided that the special quorum provisions in paragraph 19 shall apply to any Extraordinary Resolution (a “special quorum resolution”) for the purpose of sub-paragraph 2.2 or 2.8 or for the purpose of making a modification to this Trust Deed, the Notes or the Coupons which would have the effect of:

(i)            modifying the maturity of the Notes or the dates on which interest is payable on them or

(ii)                                  reducing or cancelling the principal amount of, or interest on, or varying the method of calculating the rate of interest on, the Notes or

(iii)          changing the currency of payment of the Notes or the Coupons or

(iv)                              modifying the provisions in this Schedule concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution or

(v)           amending this proviso.

Convening a meeting

3                                         The Issuer or the Trustee may at any time convene a meeting. If it receives a written request by Noteholders holding at least 10 per cent in principal amount of the Notes for the time being outstanding and is indemnified to its satisfaction against all costs and expenses, the Trustee shall convene a meeting. Every meeting shall be held at a time and place approved by the Trustee.

4                                         At least 21 days’ notice (exclusive of the day on which the notice is given and of the day of the meeting) shall be given to the Noteholders. A copy of the notice shall be given by the party convening the meeting to the other parties. The notice shall specify the day, time and place of meeting and, unless the Trustee otherwise agrees, the nature of the resolutions to be proposed and shall explain how Noteholders may appoint proxies or representatives, obtain voting certificates and use block voting instructions and the details of the time limits applicable.

Arrangements for voting

5                                         If a holder of a Note wishes to obtain a voting certificate in respect of it for a meeting, he must deposit it for that purpose at least 48 hours before the time fixed for the meeting with a Paying Agent or to the order of a Paying Agent with a bank or other depositary nominated by the Paying Agent for the purpose. The Paying Agent shall then issue a voting certificate in respect of it.

6              A voting certificate shall:

6.1          be a document in the English language

6.2          be dated

6.3          specify the meeting concerned and the serial numbers of the Notes deposited and

6.4          entitle, and state that it entitles, its bearer to attend and vote at that meeting in respect of those Notes.

7                                         Once a Paying Agent has issued a voting certificate for a meeting in respect of a Note, it shall not release the Note until either:

7.1          the meeting has been concluded or

7.2          the voting certificate has been surrendered to the Paying Agent.

8                                         If a holder of a Note wishes the votes attributable to it to be included in a block voting instruction for a meeting, then, at least 48 hours before the time fixed for the meeting, (i) he must deposit the Note for that purpose with a Paying Agent or to the order of a Paying Agent with a bank or other depositary nominated by the Paying Agent for the purpose and (ii) he or a duly authorised person on his behalf must direct the Paying Agent how those votes are to be cast. The Paying Agent shall issue a block voting instruction in respect of the votes attributable to all Notes so deposited.

9              A block voting instruction shall:

9.1          be a document in the English language

9.2          be dated

9.3          specify the meeting concerned

9.4                               list the total number and serial numbers of the Notes deposited, distinguishing with regard to each resolution between those voting for and those voting against it

9.5                               certify that such list is in accordance with Notes deposited and directions received as provided in paragraphs 8, 11 and 14 and

9.6                               appoint a named person (a “proxy”) to vote at that meeting in respect of those Notes and in accordance with that list. A proxy need not be a Noteholder.

10                                  Once a Paying Agent has issued a block voting instruction for a meeting in respect of the votes attributable to any Notes:

10.1                        it shall not release the Notes, except as provided in paragraph 11, until the meeting has been concluded and

10.2                        the directions to which it gives effect may not be revoked or altered during the 48 hours before the time fixed for the meeting.

11                                   If the receipt for a Note deposited with a Paying Agent in accordance with paragraph 8 is surrendered to the Paying Agent at least 48 hours before the time fixed for the meeting, the Paying Agent shall release the Note and exclude the votes attributable to it from the block voting instruction.

12                                  Each block voting instruction shall be deposited at least 24 hours before the time fixed for the meeting at such place as the Trustee shall designate or approve, and in default it shall not be valid unless the chairman of the meeting decides otherwise before the meeting proceeds to business. If the Trustee requires, a notarially certified copy of each block voting instruction shall be produced by the proxy at the meeting but the Trustee need not investigate or be concerned with the validity of the proxy’s appointment.

13                                  A vote cast in accordance with a block voting instruction shall be valid even if it or any of the Noteholders’ instructions pursuant to which it was executed has previously been revoked or amended, unless written intimation of such revocation or amendment is received from the relevant Paying Agent by the Issuer or the Trustee at its registered office or by the chairman of the meeting in each case at least 24 hours before the time fixed for the meeting.

14                                  No Note may be deposited with or to the order of a Paying Agent at the same time for the purposes of both paragraph 5 and paragraph 8 for the same meeting.

Chairman

15                                  The chairman of a meeting shall be such person as the Trustee may nominate in writing, but if no such nomination is made or if the person nominated is not present within 15 minutes after the time fixed for the meeting the Noteholders or agents present shall choose one of their number to be chairman, failing which the Issuer may appoint a chairman.

16                                  The chairman may, but need not, be a Noteholder or agent. The chairman of an adjourned meeting need not be the same person as the chairman of the original meeting.

Attendance

17           The following may attend and speak at a meeting:

17.1        Noteholders and agents

17.2        the chairman

17.3        the Issuer and the Trustee (through their respective representatives) and their respective financial and legal advisers.

                No-one else may attend or speak.

Quorum and Adjournment

18                                  No business (except choosing a chairman) shall be transacted at a meeting unless a quorum is present at the commencement of business. If a quorum is not present within 15 minutes from the time initially fixed for the meeting, it shall, if convened on the requisition of Noteholders or if the Issuer and the Trustee agree, be dissolved. In any other case it shall be adjourned until such date, not less than 14 nor more than 42 days later, and time and place as the chairman may decide. If a quorum is not present within 15 minutes from the time fixed for a meeting so adjourned, the meeting shall be dissolved.

19           Two or more Noteholders or agents present in person shall be a quorum:

19.1                        in the cases marked “No minimum proportion” in the table below, whatever the proportion of the Notes which they represent

19.2        in any other case, only if they represent the proportion of the Notes shown by the table below.

Column 1	Column 2	Column 3
Purpose of meeting	Any meeting except one referred to in column 3	Meeting previously adjourned through want of a quorum
	Required proportion	Required proportion
To pass a special quorum resolution	75 per cent	25 per cent
To pass any other Extraordinary Resolution	A clear majority	No minimum proportion
Any other purpose	10 per cent	No minimum proportion

20                                  The chairman may with the consent of (and shall if directed by) a meeting adjourn the meeting from time to time and from place to place. Only business which could have been transacted at the original meeting may be transacted at a meeting adjourned in accordance with this paragraph or paragraph 18.

21                                  At least 10 days’ notice of a meeting adjourned through want of a quorum shall be given in the same manner as for an original meeting and that notice shall state the quorum required at the adjourned meeting. No notice need, however, otherwise be given of an adjourned meeting.

Voting

22                                  Each question submitted to a meeting shall be decided by a show of hands unless a poll is (before, or on the declaration of the result of, the show of hands) demanded by the chairman, the Issuer, the Trustee or one or more persons representing 2 per cent of the Notes.

23                                  Unless a poll is demanded a declaration by the chairman that a resolution has or has not been passed shall be conclusive evidence of the fact without proof of the number or proportion of the votes cast in favour of or against it.

24                                  If a poll is demanded, it shall be taken in such manner and (subject as provided below) either at once or after such adjournment as the chairman directs. The result of the poll shall be deemed to be the resolution of the meeting at which it was demanded as at the date it was taken. A demand for a poll shall not prevent the meeting continuing for the transaction of business other than the question on which it has been demanded.

25           A poll demanded on the election of a chairman or on a question of adjournment shall be taken at once.

26                                  On a show of hands every person who is present in person and who produces a Note or a voting certificate or is a proxy has one vote. On a poll every such person has one vote for each €1,000 principal amount of Notes so produced or represented by the voting certificate so produced or for which he is a proxy or representative. Without prejudice to the obligations of proxies, a person entitled to more than one vote need not use them all or cast them all in the same way.

27                                  In case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to any other votes which he may have.

Effect and Publication of an Extraordinary Resolution

28                                  An Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the meeting, and on all the Couponholders and each of them shall be bound to give effect to it accordingly. The passing of such a resolution shall be conclusive evidence that the circumstances justify its being passed. The Issuer shall give notice of the passing of an Extraordinary Resolution to Noteholders within 14 days but failure to do so shall not invalidate the resolution.

Minutes

29                                  Minutes shall be made of all resolutions and proceedings at every meeting and, if purporting to be signed by the chairman of that meeting or of the next succeeding meeting, shall be conclusive evidence of the matters in them. Until the contrary is proved every meeting for which minutes have been so made and signed shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted at it to have been duly passed and transacted.

Trustee’s Power to Prescribe Regulations

30                                  Subject to all other provisions in this Trust Deed the Trustee may without the consent of the Noteholders prescribe such further regulations regarding the holding of meetings and attendance and voting at them as it in its sole discretion determines including (without limitation)

such requirements as the Trustee thinks reasonable to satisfy itself that the persons who purport to make any requisition in accordance with this Trust Deed are entitled to do so and as to the form of voting certificates or block voting instructions so as to satisfy itself that persons who purport to attend or vote at a meeting are entitled to do so.

In witness whereof this Trust Deed has been executed as a deed on the date stated at the beginning.

EXECUTED as a deed by ECOLAB INC.

acting under the authority of that company by:

DANIEL J. SCHMECHEL

EXECUTED as a deed by JPMORGAN CHASE BANK, LONDON BRANCH By: NICOLA DALE

Director	[Assistant Trust Manager]